Exhibit 99.1

PRESS RELEASE

ABWTQ (OTC)

AbitibiBowater Announces Change to its Board of Directors

MONTREAL, CANADA, November 2, 2009 - AbitibiBowater announced today the resignation, for personal reasons, of John W. Weaver from the Company's Board of Directors. This departure was formally accepted and took effect on October 31, 2009.

"John was a driving force behind the creation of AbitibiBowater and he has continued to support the organization as it progresses through its current restructuring," commented David J. Paterson, President and Chief Executive Officer. "On behalf of AbitibiBowater, I would like to thank John for his contributions and dedication. I wish him all the best as he moves forward in his professional and personal life."

As announced on January 22, 2009, Mr. Weaver continued to serve as director on the Company's Board in order to permit an orderly transition following his retirement as non-Executive Chairman of AbitibiBowater on February 1, 2009.

Mr. Weaver is the former Executive Chairman of AbitibiBowater. He served as President and Chief Executive Officer of Abitibi-Consolidated Inc. from 1999 to October 2007. During his more then 30 years of experience in the forest products industry, Mr. Weaver held a number of senior executive positions in operations and sales prior to being appointed President and Chief Executive Officer of Abitibi-Consolidated.

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 23 pulp and paper facilities and 29 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world's largest recyclers of old newspapers and magazines, and has third-party certified 100% of its managed woodlands to sustainable forest management standards. AbitibiBowater's shares trade over-the-counter on the Pink Sheets and on the OTC Bulletin Board under the stock symbol ABWTQ.

Contacts

Investors Duane Owens Vice President, Finance 864 282-9488	Media and Others Seth Kursman Vice President, Public Affairs, Sustainability & Environment 514 394-2398 seth.kursman@abitibibowater.com